HART & TRINEN, L.L.P.
                                ATTORNEYS AT LAW

                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061
                              (303) 839-5414 - fax


December 28, 2000

MarketU Inc.
Suite 101
20145 Stewart Crescent
Maple Ridge, British Columbia
Canada V2X 0T6


This letter will constitute an opinion upon the legality of the sale by certain Selling Shareholders of MarketU Inc., a Nevada corporation (the "Company"), of up to 12,695,014 shares of Common Stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, MarketU Inc. was, or is, authorized to issue the shares of stock referred to above and such shares will, when sold, be legally issued, fully paid and non-assessable.

Very truly yours,

HART & TRINEN
William T. Hart

                                   Exhibit 21

                                  Subsidiaries

604587 British Columbia Ltd. was incorporated pursuant to the laws of British Columbia, Canada, on April 3, 2000.

Home Finders Realty Ltd. was incorporated pursuant to the laws of British Columbia, Canada, on April 1, 1981, under the name Curtis-Anne Properties Ltd. On October 22, 1984, the company changed its name to ABC Home Finders Realty
Ltd. On October 9, 1992,  the company  changed its name to Home  Finders  Realty
Ltd.

Most Referred Real Estate Agents Inc. was incorporated pursuant to the Canada Business Corporations Act on August 5, 1997, under the name Canada's Most
Referred Realtors Inc. On August 6, 1998, the company changed its name to Most Referred Real Estate Agents Inc. On September 29, 1998, the company was extra-provincially registered in British Columbia.